Exhibit 10.40

Domestic Factoring Contract with Recourse

[Unofficial English Translation]

No.: QT20201118000264181

Applicant: United Time Technology Co., Ltd. (hereinafter referred to as “Party A”)

Address: F2.64D-403, Tianzhan Building, Tianan Cyber Park, Futian District, Shenzhen

Legal Representative: Bao Minfei

Tel: 0755-86512180

Factoring Agent: TCL Commercial Factoring (Shenzhen) Co., Ltd. (hereinafter referred to as “Party B”)

Address: F37, Pearl River Tower, No.15 Zhujiang West Road, Tianhe District, Guangzhou, Guangdong Province

Legal Representative: Li Jian

Tel: 4008040080

Important Notes for Signing Contract

Before signing the contract, please carefully read, check and confirm the following matters for the benefit of your company:

I. Your company has the right to sign the Contract and has been fully authorized if the consent of others is required according to the law.

II. Your company has carefully read and fully understood the terms and conditions of the Contract, and paid special attention to terms regarding undertaking, exemption and limitation of responsibilities of TCL Commercial Factoring (Shenzhen) Co., Ltd., and to contents in bold.

III. Your company has fully understood the meaning of terms and conditions of the Contract and the corresponding legal consequences, and is willing to accept such terms and conditions.

IV. Please timely consult TCL Commercial Factoring (Shenzhen) Co., Ltd. if you have any questions about the Contract.

Whereas:

Party A intends to assign its accounts receivable based on the commercial contract to Party B (as the Factoring Agent) in exchange for the factoring services provided by Party B for Party A. Hence, Party A and Party B have reached an agreement through friendly consultation to memorialize the Contract.

Chapter I Definition

Article 1 Unless otherwise specified in the context, the terms in the Contract shall have the meanings set forth in this clause:

“the Contract”	It refers to this Contract and its supplementary agreements, and the annexes that form an integral part of this Contract.

“Domestic Factoring Business with Recourse”	It refers to that Party B transfers its accounts receivable arising from the transactions with the debtor upon the request of Party A, upon which, Party B provides the multiple or single functional comprehensive business services such as accounts receivable financing, accounts receivable management, accounts receivable collection, etc., without assuming any credit risk of the debtor. If the debtor fails to pay on time for any reason, Party B has the right to exercise the right of recourse against Party A in accordance with the provisions of this Contract.

“Original Creditor”	It refers to the seller who owns the accounts receivable by providing goods and services to the debtor based on the commercial contract with the debtor, i.e. Party A under this Contract.

“Debtor”	It refers to the buyer who purchases goods or receives services from Party A based on the commercial contract with Party A, and has the obligation to pay for the goods or services under the commercial contract.

“Commercial Contract”	It refers to the contract for commercial transaction and its annexes signed by Party A, acting as the original creditor, and the debtor regarding sales of goods, provision of services and collection of goods payment.

“JDH Platform”	It refers to the website (www.jdh.com.cn) and its second-level domains established and operated by JDH Information Tech (Guangzhou) Co., Ltd., as well as the mobile Internet applications (i.e. APP) that have been developed or will be developed from time to time to realize part or all functions of the above website (collectively referred to as “JDH platform”).

“Service Agreement”	It refers to the JDH Platform Authenticated User Service Agreement and any effective amendments or supplements thereto.

“Transfer Date”	It refers to the date when the accounts receivable under factoring financing are transferred to Party B. If Party B agrees to provide factoring financing services for Party A after examination, the accounts receivable shall be transferred to Party B on the date when Party A signs the Application for Factoring Financing through the platform.

“Post-Assignment Period “	It refers to the period from the date of transfer (inclusive) to the date when Party B has received the repayment of all accounts receivable acting as a creditor.

“Special payment collection account “	It refers to the special account as determined in the Contract that is opened in the name of Party B or Party A for collecting accounts receivable from the debtor.

“Principal of Accounts Receivable”	It refers to the amount that Party A is entitled to receive from the debtor for its provision of goods or services under the normal performance of the commercial contract, excluding the amount that has been paid by the debtor before Party B accepts the accounts receivable, the sales discount or sales returned profits, fruits, down payment, deposit, insurance benefit, liquidated damages, overdue penalty, damages, compensation and other amounts recognized by Party A and the debtor according to their transaction conditions.
“Factoring Financing Services”	It refers to financing services based on the precondition of legal and effective transfer of accounts receivable, mainly the prepayment of accounts receivable.

“Factoring Financing Advance Payment”	It refers o all or part of the consideration to be paid by Party B in advance to the creditors of accounts receivable as agreed by Party B for the transferred accounts receivable.

“Factoring Financing PrePayment Usage Fee/Use Fee”	It refers to the capital occupation fee collected by Party B upon the payment of factoring financing prepayment to Party A.

Factoring Financing PrePayment Usage Rate/Use Rate	It refers to the ratio of the use fee of factoring financing prepayment to the use fee of factoring financing prepayment, which is the basis for calculating the use fee generated by Party A’s actual use of factoring financing prepayment. The usage rate under the Contract is an annual rate, specifically subject to that set by Party B and displayed on the JDH platform.

“Default Interest”	It refers to the fine that Party B shall pay to Party A for overdue payment of any of the expenses such as reverse transfer payment, factoring financing advance payment, usage fee and factoring handling fee under the Contract, with penalty interest calculated and collected at the penalty interest rate of 5/10000 per day from the date of overdue payment to the date when Party A pays off all the aforesaid payments.

“Factoring Financing Quota”	It refers to the factoring financing quota approved and granted by Party B for Party A, which has two types: revolving quota and one-time quota.

“Factoring Handling Fee”	It refers to the operating costs, labor costs and business opportunities incurred by Party B in providing factoring services to Party A, as well as the consideration for managing and collecting accounts receivable under the Contract. The factoring fee will not be refunded once collected.

“Force Majeure”	It refers to the unforeseeable, unavoidable and insurmountable objective conditions, including but not limited to natural disasters, earthquakes, typhoons, floods, fires, wars, riots, epidemics, government actions, strikes, shutdowns, power outages, communication failures, networking system failures or failures, system failures, equipment failures, etc.

“Commercial Disputes”	It refers to the circumstances that the debtor raises any objection to the performance of Party A’s obligations under the commercial contract (including but not limited to the quality of the traded commodities, delivery method and term, price, quantity, payment method and commercial dispute resolution method, etc.) and makes claims such as defense on relevant accounts receivable, refusal to pay in full or in part, counter-recourse or offset, etc. or the circumstances that any third party claims rights on the accounts receivable.

“The Right of Recourse”	It refers to Party B’s right of recourse against Party A in case of any circumstance agreed in the Contract after Party B provides factoring financing services to Party A. The right of recourse against Party A is realized through reverse transfer. At the same time, before Party A pays off all the reverse transfer funds and completes the reverse transfer according to the agreements of the Contract, Party B will remain to be the creditor of the accounts receivable, and has the right to claim compensation from the debtor and require the debtor to pay off all the accounts receivable immediately. Party B has the right to sue the debtor and Party A at the same time and require the debtor to pay off all accounts receivable immediately. Party A shall bear unlimited joint and several liabilities to the extent of Party B’ outstanding reverse transfer amount.

“Reverse transfer”	It refers to that Party B transfers back the accounts receivable transferred to it and its dependent rights and interests upon sending the Notice of Reverse Transfer of Accounts Receivable to Party A or requests made to Party A to pay the reverse transfer amount in any other ways in any circumstance agreed in the Contract and upon Party A’s full payment of the reverse transfer amount.

“Affiliated Parties”	It refers to any party which is controlling, commonly controlling the other party, or exercises significant influence over another party, or two or more parties which are under the control, common control or significant influence of the same party. For the avoidance of doubt, the control refers to the management decision that holds 50% or more of the equity of the controlled party or can substantially control the controlled party through other means. The term “significant influences” refers to the power to participate in making decisions on the financial and operating policies of an enterprise, but not to control or do joint control together with other parties over the formulation of these policies.

“Day”	It refers to natural days (including Saturday, Sunday and legal holidays).

“Working Day”	It refers to the national statutory working days, in the event that any withdrawal date, repayment date during the contract performance process is a non-statutory working day, it will be postponed to the statutory working day.

Chapter II Assignment of Accounts Receivable

Article 2 As stipulated in the Contract, Party A hereby agrees to submit the Application for Factoring Financing to Party B through the JDH platform and regard it as all or part of the accounts receivable enjoyed by the Original Creditor under the commercial contract. When Party A signs the Application for Factoring Financing through the platform, the accounts receivable recorded in the Application for Factoring Financing will be assigned to Party B (referred to as “assignment” in the Contract).

The term “accounts receivable” mentioned in the Contract refers to the rights and interests related to accounts receivable, including but not limited to the following rights and interests enjoyed by Party A under the commercial contract at present and in the future:

(1) Monetary claim and proceedings generated therefrom by providing the Debtor with goods or services, including but not limited to the principal of accounts receivable, as well as fruits, liquidated damages, overdue fines, damages, and compensations generated from the Assignment Date (including the date), but excluding payment claims arising from negotiable instruments or other securities.

(2) Collect the accounts receivable directly from the Debtor, receive the repayment from the Debtor by itself, and retain the received accounts receivable as the ultimate owner of the afore-mentioned payments.

(3) Take all measures permitted by law to request the Debtor to make payment, and to the extent permitted by law, ask the Debtor to compensate for expenses and losses arising from the Creditor’s claim against the Debtor according to the law.

(4) Participate in liquidation or other similar procedures as the Creditor in case that the Debtor is bankrupted, liquidated, closed or in other similar circumstances.

(5) Rights to waive, exempt or postpone the Creditor’s right in full or in part.

(6) Any form of security interests such as guarantee, insurance, advance payment, ownership retention, guarantee of bad debts, conditional sale, priority and other rights and interests set forth under accounts receivable and used for protecting the accounts receivable, as well as other rights and interests under other similar arrangements or subject to or inseparable from the Creditor’s rights of accounts receivable (all kinds of rights and interests mentioned in this paragraph are collectively referred to as “security interests” in the Contract).

(7) Dispose all or part of rights and interests under accounts receivable, including but not limited to reassigning and creating security interests thereon.

(8) Other substantive and procedural rights of the creditor, including but not limited to the right of defense, right of set-off, jurisdiction of objection, and plea of limitation.

(9) Other rights and interests entitled to the Creditor of accounts receivable in accordance with laws and regulations.

In any case, the assignment of the afore-mentioned accounts receivable shall not be interpreted as Party B assuming any obligations or responsibilities under the commercial contract, and Party A shall still assume the its obligations and responsibilities under the commercial contract.

Article 3 When assigning the accounts receivable, Party A shall provide Party B with the following certificates and related documents according to different types of factoring services to be handled:

(1) Commercial Contract:

(2) Invoices (special VAT invoices or other types of state-stipulated invoices).

(3) Licenses, certificates and permits of both parties, as required by Party B.

(4) Other conditions required by Party B

(5) For the receipts not come into being on the date of signing the Contract, Party A shall submit them to Party B as soon as they are formed.

When submitting the Application for Factoring Financing, Party A shall upload the original copies of afore-mentioned documents to JDH platform. Otherwise, Party B has the right to refuse to provide Party A with any factoring service.

Article 4 Party A shall ensure that the accounts receivable assigned have none of the following circumstances:

(1) Based on something arising out of a contract or act which is not yet effective, invalid, revocable, or undetermined.

(2) Exceeding the limitation of action.

(3) Already overdue or expected to overdue.

(4) Undergoing or expected to undergo commercial disputes.

(5) Accounts receivable arising from related transactions (except those previously known by Factoring Agent).

(6) have been assigned, guaranteed or have been set as the property in the name of the trust;

(7) Subrogation or cancellation right advocated by the third party.

(8) Subject to coercive legal measures.

(9) Having other defects of right.

(10) Not transferrable according to laws and regulations or basic transaction contracts.

Article 5 Registration of Accounts Receivable Assignment

Party B shall be entitled to register the accounts receivable assignment on the movable property unified registration platform of Credit Reference Center and other registration platforms required by government departments. Party B shall also be entitled to authorize Party A to pledge the accounts receivable to Party B and register the pledge on the movable property unified registration platform of Credit Reference Center, and Party A has the obligation to cooperate; both parties confirm that the relevant registration contract signed to handle the pledge of accounts receivable by Party A to Party B is and only used for the purpose of handling the pledge registration, and the pledge registration does not change the real intention of both parties for the accounts receivable assignment.

Article 6 Party A shall immediately notify the Debtor of the accounts receivable assignment when the accounts receivable are assigned. Party A shall sign the Notice of Accounts Receivable Assignment, and deliver the Notice of Accounts Receivable Assignment to the Debtor in one of the following ways, and keep relevant delivery records for Party B’s reference at any time and provide it to Party B.

(1) Party A will mail the Notice of Accounts Receivable Assignment to the Debtor’s business address through EMS (Express Mail Service of China Post), and keep the mailing voucher, print the signed receipt through EMS official website, and request EMS to return the original signed receipt by the Debtor.

(2) If Party A and the Debtor agree in written documents to notify the Debtor of the accounts receivable assignment by e-mail or other ways, Party A may notify the Debtor of the accounts receivable assignment by e-mail, and keep the written documents agreeing on the way of notification by e-mail and the e-mail for sending the notification of the accounts receivable assignment.

(3) Party A obtains the receipt of the Notice of Accounts Receivable Assignment stamped by the Debtor.

Article 7 Assignment of All Rights

(1) Party A confirms that all subordinate rights and interests of the transferred accounts receivable are assigned to Party B. These subordinate rights and interests include: ① the right to collect the overdue interest, liquidated damages, compensation and late payment fees of accounts receivable; ② security interest, ③ insurance interests; ④ the ownership and recovery rights of goods with retained ownership, or rejected or returned goods; ⑤ procedural rights such as litigation rights; and ⑥ other subordinate rights and benefits granted to Party A under the laws, regulations or basic transaction contract.

(2) For the purpose of assigning the subordinate rights and interest of the assigned accounts receivable to Party B according to law, Party B is entitled to require Party A to complete all formalities such as notifying the Guarantor, changing the registration of pledge, changing the insurance beneficiary and transferring the deposit. Party A is obliged to complete the formalities as soon as possible, and the expenses arising therefrom shall be borne by Party A.

(3) In any case, the assignment of the assigned accounts receivable shall not be interpreted as that Party B has undertaken any obligation or responsibility under the basic transaction contract, and Party A shall continue to perform all its obligations to the Buyer under the basic transaction contract.

Chapter III Factoring Service

Article 8 For the accounts receivable assigned by Party A to Party B, the factoring services provided by Party B to Party A shall be subject to the contents agreed by both parties.

If Party A only applies for Party B to provide partial factoring services, the contract chapters &sections or annexes corresponding to the unselected service items shall have no legal effect on both parties.

In the Contract, Party A selects the following factoring services provided by Party B (tick √ to select):

(1) √ Accounts Receivable Financing;

(2) √ Accounts Receivable Management;

(3) √ Collection From Debtors;

(4) ☐ Others: ____________

Article 9 Party B shall verify the factoring financing limit and its validity period granted to Party A, which are subject to the Party B’s setting and the display on the JDH platform. Party B has the right to adjust the factoring financing limit and its validity period granted to Party A at any time according to various factors such as the state of operation of Party A, and Party A knows that Party B is entitled to adjust the limit and validity period of the limit at any time, and Party A does not hold any objection.

√ This limit is a revolving limit, which shall not be exceeded by factoring financing amount due from Party A.

☐ This limit is a one-off limit, and the total factoring financing amount obtained by Party A shall not exceed this limit.

Article 10 When Party B applies for the account receivable financing every time, the following conditions shall be met:

(1) Under the revolving limit, the balance due of accounts receivable financing does not exceed the limit of accounts receivable financing; under the non-revolving limit, the accumulated amount of accounts receivable financing does not exceed the limit of accounts receivable financing;

(2) The factoring financing application is put forward before the account receivable financing limit expires;

(3) The assigned accounts receivable corresponding to the financing application does not involve in situations specified in Article 4 above;

(4) The regulation of the factoring special account for payment collection (if applicable) has been completed as agreed;

(5) Both the Buyer and the Seller are free from serious deterioration of operation status, malicious transfer of properties, loss of reputation or loss of the ability to pay off the debts;

(6) Party A does not violate any obligation under the Contract;

(7) Other preconditions (if any) required by Party B are all satisfied.

Article 11 After Party B receives the factoring financing application and relevant materials from Party A, Party B will review the application materials of Party A. Party B shall send a notice on the review results of factoring financing application to Party A through the JDH platform, and Party A may inquire the results through the JDH platform. If Party B approves it, it shall be deemed that both parties have reached an agreement on the content of the factoring financing application.

Online transaction records, such as Service Agreement, rules and guidelines of the JDH platform and the factoring financing application approved by Party B, are an effective part of the Contract, have the same legal effect as the Contract, and together constitute the agreement on the rights and obligations of both parties.

Article 12 Party B is entitled to evaluate the Debtor’s credit and verify the credit limit for the Debtor.

Article 13 Party B is entitled to change the approved credit limit (including but not limited to increasing or decreasing the credit limit, extending or shortening the validity period of the credit limit, canceling the credit limit, etc.) according to the change of credit status of the Debtor or Party A and the payment record of the Debtor. Party B shall notify Party A of the changed credit limit after making the above change decision.

Chapter IV Recovery of Accounts Receivable

Article 14 Party B has the right to take the initiative or require Party A to collect the accounts receivables from Buyer by telephone, letter, on-site visit and other means according to the maturity date of the transferred accounts receivable and Party A has the obligation to make payment in time, and assume all expenses incurred from the collection.

Article 15 After Party A transfers the accounts receivable to Party B, both parties choose the following [1st] collection method:

(1) Party A accepts the entrustment of Party B to collect the accounts receivable on its behalf, and transfers all the accounts receivable to Party B’s following accounts on the maturity date of the accounts receivable as specified in the Contract or transfers the accounts receivable to Party B at any time upon the request of Party B:

Party A shall pay to the following accounts if adopting the offline payment method

Opening bank: 2008021219200080060

Account Name: TCL Commercial Factoring (Shenzhen) Co., Ltd.

Account Number: Huizhou Huitai Sub-branch of Industrial and Commercial Bank of China Limited

Where Party A applies to Party B’s cooperative bank for deduction through the JDH platform, the deduction shall be transferred to the following accounts

Opening Bank: Huizhou Huitai Sub-branch of Industrial and Commercial Bank of China Limited

Account Name: TCL Commercial Factoring (Shenzhen) Co., Ltd.

Account No.: 2008021219200069962

(2) The debtor shall directly pay the money to the special payment collection account designated by Party B;

Party A and Party B agree to designate the following account as the special payment collection account of debtor and Party A shall clearly state in the Notice of Transfer of Accounts Receivable that this special account for collection is the only account for collection and shall not collect any money from the debtor through any other account or by any other means before obtaining the written consent of Party B:

Deposit Bank:	//

Account Name:	//

Account No.:	//

(3) The debtor shall directly pay the money to Party B’s account.

(4) If the debtor pays the consideration with the bill, Party A shall cooperate with Party B to entrust the bank designated by Party B for verification of the bill, and Party A shall be obliged to endorse and transfer the bill to Party B after passing the verification. Party A shall cooperate with Party B to complete the endorsement and transfer according to Party B’s notice.

Article 16 If both parties choose the method (2) of Article 15 of the Contract, both parties agree on relevant matters as follows:

(1) Party B has the right to require Party A to pledge with the funds in the special payment collection account and the funds in the account to Party B. Once the funds are transferred into the special account for collection, they will be deemed as handed over to Party B for possession and safekeeping as pledged property. The funds transferred into the special payment collection account at any time shall be considered as the pledge of Party B. Party B has the right to cancel the pledge of all or part of the funds in the special account for collection, and the cancellation of the pledge shall not be deemed as Party B’s waiver of the pledge right of the remaining funds in the special account for collection.

(2) During the post-assignment period, Party A shall not require the debtor to pay any payment under the commercial contract to Party A or a third party by means other than remitting it to the special account for collection. If the debtor remits any money under the accounts receivable to Party A’s account, the money shall be owned by Party B regardless of the receipt. Party A hereby promises to hold it on behalf of Party B only as the trustee of Party B and does not have the ownership of any money paid by the debtor.

(4) During post-assignment period, Party A shall not merge, transfer or cancel the special payment collection account, except at the written request of Party B or with the prior written consent of Party B.

(5) During the post-assignment period, Party A shall not withdraw, draw, employ, use or dispose of any balance in the special payment collection account and the account in any way, or transfer any balance in the special payment collection account to Party A’s other accounts or the accounts of third parties before obtaining the consent of Party B. Otherwise, Party B has the right of refusal.

(6) In order to avoid ambiguity, Party A hereby agrees that, in the post-assignment period, Party B has the right to transfer the funds in the special payment collection account to Party B at any time and has the right to reject any act made by Party A to the special payment collection account that does not conform to the agreements of the Contract. And Party B bears no responsibility to Party A for this.

(7) During the post-assignment period, in the event that all or part of the funds in the special payment collection account are sealed up, frozen, withheld or subject to any other compulsory measures or supervision according to law by competent authorities within the territory of China, resulting in Party B’s failure to directly deduct the funds, then Party A shall, according to Party B’s written requirements, pay Party B the funds equivalent to the amount under seizure, freezing, withholding or other mandatory measures or supervision according to law in the special payment collection account, except such acts are due to the fault attributable to Party B. Party A hereby authorizes Party B to directly deduct the equivalent amount from any settlement account opened by Party A in any financial institution.

If both parties choose the (1st) method of Article 15 of the Contract, both parties agree as follows:

(1) Party A promises to accept the entrustment of Party B to collect the accounts receivable on its behalf and transfer all the accounts receivable to Party B’s account on the maturity date of the accounts receivable.

(2) If Party B does not fully receive the accounts receivable on the maturity date of the accounts receivable, Party B has the right to reverse transfer the accounts receivable to Party A.

Article 17 After the debtor pays on schedule, Party B has the right to give the priority to deduct the factoring handling fees, factoring financing prepayment, usage fee and other amounts (if any) that should be paid by Party A.

Chapter V Reverse transfer

Article 18 For the factoring financing services obtained by Party A upon application to Party B, from the date of transfer (inclusive), Party B has the right to reverse transfer the accounts receivable transferred under the Contract to Party A and at the same time, Party B also has the right to choose to require the debtor to perform its debts in case of any of the following circumstances occurring or existing:

(1) Party A’s other credit business in Party B has such bad behaviors as late payment, advance and interest arrears;

(2) Party A has breached the contract and the specific provisions of the credit business contract;

(3) There are false and untrue transactions in accounts receivable;

(4) The basic elements of accounts receivable are inconsistent with the materials provided by Party A, or the materials provided by Party A are incorrect;

(5) Party B does not get the accounts receivable in full when the accounts receivable are due and the grace period agreed in the Contract expires (if any);

(6) Party A puts forward request for part or whole reverse transfer to Party B and gets the approval from Party B before the accounts receivable are due;

(7) Commercial disputes or other events that may or actually affect the recovery of accounts receivable occur;

In the event of any of the circumstances mentioned in the preceding paragraph, Party B has the right to take all or part of the following measures at any time:

(1) Anti-transfer the accounts receivable to Party A and require Party A to pay the anti-transfer amount;

(2) Reduce or terminate the factoring financing quota;

(3) Adjust the type of factoring financing quota;

(4) Party A is required to bear all reasonable expenses incurred by Party B in realizing the accounts receivable and/or the rights under this Contract (including but not limited to litigation expenses/arbitration expenses, actual travel expenses, actual legal fees, preservation guarantee fees, preservation fees, appraisal fees, announcement fees, etc.);

(5) Party A is required to bear joint and several liabilities for the debtor’s obligations under the commercial contract;

(6) Adjust Party A’s other credit lines in Party B;

(7) Exercise the security rights under the Contract.

Article 19 The commercial disputes or other events that may or actually affect the recovery of accounts receivable referred to in the Contract include but are not limited to the following circumstances:

(1) The debtor pays the accounts receivable to Party A by means other than those agreed in the Contract, but Party A fails to transfer it in full to Party B after receiving it, which exceeds three working days;

(2) Party A violates the promise or guarantee agreed in the Contract, Party B has the right to terminate the Contract in advance and requires Party A to reverse transfer the accounts receivable;

(3) Before the expiration of the accounts receivable, the debtor raises a defense on the amount, period, payment terms and payment methods of the accounts receivable or the debtor raises a defense and claim during the performance of the basic transaction contract, resulting in Party B’s failure to fully recover the accounts receivable after the expiration of the accounts receivable;

(4) There are commercial disputes arising from the basic transactions between Party A and the debtor, or a third party claims rights over the accounts receivable;

(5) Any account receivable transferred by Party B under the Contract is subject to property preservation or enforcement measures by judicial organs;

(6) Accounts receivable are not effective, invalid, revoked or the effectiveness is pending;

(7) The actual payment date of the usage fee for the factoring financing prepayment of any installment exceeds the maturity date by 3 days;

(8) Party A fails to fulfill the obligations of notifying the transfer of accounts receivable and providing assistance in registration of transfer of accounts receivable according to Party B’s requirements;

(9) Party A or the debtor has committed a major lawsuit with the subject involved exceeding 30% of the factoring financing prepayment;

(10) Party A or the debtor is subject to administrative punishment that may affect the normal production and operation of the company;

(11) The principal, legal representative or actual controller of Party A or the debtor’s company has committed a major civil lawsuit or is suspected of committing a criminal crime or has lost contact for more than 10 days;

(12) Party A or the debtor is applying (applied) for suspension of business for rectification, application for dissolution, revocation, is applying (applied) for bankruptcy, suspension of production, suspension of business, imposition of high fines, cancellation of registration, revocation of business license by competent authorities;

(13) Party A or the debtor fails to perform any other due debts (including due debts to Party B or other third parties), transfers property at a low price and free of charge, reduces or exempts the debts of third parties, delays in exercising creditor’s rights or other rights, etc.;

(14) The operating conditions of Party A or the debtor have seriously deteriorated;

(15) Party A or the debtor has any matter that has a significant adverse impact on the performance of the agreement under the Contract;

(16) Party A’s parent company and the credit enhancer under the Contract (including but not limited to all credit enhancers such as the subjects providing pledge, mortgage, guarantee, balance supplement, debt addition, transfer guarantee, etc. for accounts receivable and creditor’s rights under the Contract) are in the situations agreed under Items (9)-(15) above of this Article;

(17) The mortgage/pledge provided by the mortgage/pledge is damaged or lost, and the market price falls, resulting in the guarantee value provided by the mortgagor/pledgor being lower than the amount of the principal creditor’s rights guaranteed, and the mortgagor/pledgor fails to provide full guarantee within 10 days from the date of occurrence of such circumstances;

(18) Other circumstances under which Party B believes it necessary to reverse transfer the accounts receivable to Party A.

Article 20 Party B shall, after knowing the occurrence of the circumstances listed in Articles 18 and 19 of the Contract, immediately send a notice to Party A that contains all details and information of commercial disputes or other events that may affect the recovery of accounts receivable as it knows. Party B has the right to, upon the receipt of or sending the notice, decide to regard the approved factoring financing as unapproved for the time being, and Party A agrees to accept Party B’s such decision.

Article 21 In case of any commercial dispute between Party A and the debtor, Party A shall take all possible measures to resolve the commercial dispute as soon as possible at its own expense. Party B may provide assistance in solving but shall not intervene in the commercial dispute between Party A and the debtor. Before the commercial dispute is settled, Party B has the right to suspend the further release of factoring financing prepayment to Party A, and has the right to reverse transfer the accounts receivable involved in the commercial dispute to Party A.

Article 22 Party B has the right to, based on its own judgment on the severity, adopt the reverse transfer method that it thinks appropriate;

(1) If Party B believes, based on its own judgment, that the transferred accounts receivable are not paid off due to accidental reasons, Party B may only reverse transfer the outstanding transferred accounts receivable to Party A;

(2) If Party B believes, based on its own judgment, that the transferred accounts receivable are not paid off due to the reasons of individual buyer, Party B may only reverse transfer the outstanding transferred accounts receivable (including due and undue) against the buyer to Party A;

(3) If Party B, based on its own judgment, believes that the transferred accounts receivable are not paid off due to Party A’s reasons, Party B has the right to reverse transfer the outstanding transferred accounts receivable (including due and undue) against all buyers to Party A.

Article 23 In the event of the circumstances agreed in Articles 18 and 19 of this Contract, Party B does not need to pay the balance of factoring financing prepayment to Party A, but Party A shall pay the reverse transfer payment to Party B. Party B has the right to send the Notice of Reverse Transfer of Accounts Receivable to Party A, and Party A shall pay the reverse transfer amount to Party B in full and on time according to the requirements of the Notice of Reverse Transfer of Accounts Receivable. Otherwise, Party A agrees that Party B has the right to directly deduct money from any account opened by Party A in a financial institution or from other income funds; If the fund in Party A’s account is insufficient at that time, then Party B has the right to recourse against Party A by any means and Party A guarantees not to raise any defense for any reason and shall bear all expenses paid by Party B for this purpose. Party A promises that in the event of the above-mentioned circumstances agreed for reverse transfer, Party A’s reverse transfer obligations will not be exempted or delayed due to Party B’s failure to send the Notice of Reverse Transfer of Accounts Receivable. The calculation formula of reverse transfer payment is as follows:

Reverse transfer payment = the amount of factoring financing prepayment paid by Party B to Party A for the corresponding accounts receivable + the amount of factoring financing prepayment * the actual use days * the use rate/360 + the default interest, liquidated damages, factoring handling fees and other payables owed by Party A-the accounts receivable that Party B has been paid off under the reverse transfer accounts receivable

Party A shall pay the reverse transfer funds to the following accounts by means of offline payment:

Opening bank: 2008021219200080060

Account Name: TCL Commercial Factoring (Shenzhen) Co., Ltd.

Account Number: Huizhou Huitai Sub-branch of Industrial and Commercial Bank of China Limited

Article 24 Upon the completion of the reverse transfer of the transferred accounts receivables on the date when Party A pays the reverse transfer amount in full according to the above agreements,

the accounts receivable and all dependent rights and interests will be transferred back from Party B to Party A from this date. After the reverse transfer of the transferred accounts receivable is completed, Party A has the right to require Party B to notify the Buyer of the reverse transfer of the accounts receivable to Party A at its own expenses and risks arising therefrom (including the risk of failure to deliver the notice).

Article 25 Before the reverse transfer is completed, Party B shall remain entitled to the transferred accounts and all the dependent rights and interests, and has the right to require the Buyer to repay the overdue transferred accounts receivable in its own name, and at the same time require Party A to pay the reverse transfer amount in full according to the above agreements. If either Party A or the Buyer has fulfilled the payment obligation to Party B, the other party shall be exempted from the corresponding payment obligation to Party B.

Article 26 Before the reverse transfer is completed, once all the preconditions stipulated in Article 27 of the Contract are met and within the period stipulated in Article 28 of the Contract and the commercial dispute is settled in favor of Party A (including the approval of the person responsible for escrowing the debtor’s bankruptcy property). Party B has the right to make the decision to, within the scope of the favorable results, terminate the reverse transfer of all or part of the accounts receivable involved in the commercial dispute and re-regard the factoring financing of all or part of the accounts receivable as approved.

Article 27 Party B re-regards the factoring financing under accounts receivable involved in commercial disputes as approved on the preconditions as follows:

(1) Party A has fulfilled its obligation to make continuous efforts to resolve commercial disputes and ensure that commercial disputes can be resolved as soon as possible;

(2) Party A has regularly and in detail informed Party B of the progress of negotiation, litigation or arbitration;

(3) The debtor is required as the result of the settlement to pay within 30 days from the date of negotiation or the date when the judgment or award takes effect (brought to law).

Article 28 Party B re-regards the factoring financing under the accounts receivable with commercial disputes as approved for the following period:

(1) 180 days in the event of a negotiated settlement;

(2) One and a half years in the event of a litigation or arbitration;

The above term shall start from the time when Party B issues or receives the notice according to the provisions in Article 20 of the Contract.

Chapter VI Party A’s Representations and Warranties

Article 29 Party A hereby represents, warrants and undertakes to Party B as follows:

(1) Party A warrants to submit all documents and information relating to the accounts receivable to Party B and to have explained the relevant material information to Party B. Party A guarantees the reality and legality of the transactions under the commercial contract, as well as the truthfulness, completeness, legality and effectiveness of documents and information submitted by Party A to Party B relating to the accounts receivable assigned, which is free of any fraud or misleading.

(2) As of the Assignment Date (including the date), Party A has obtained internal and/or relevant permits from governmental authorities required for the assignment of the accounts receivable. Any assignment made by Party A to Party B under the Contract neither violates any law or regulation, nor violates any agreement or undertaking binding on Party A.

(3) As of the Assignment Date (including the date), Party A has fully and properly performed all of its obligations under the commercial contract.

(4) Regardless of whether or not party B is or should be aware of or acknowledge that, as of the Assignment Date (including the date), all the receivables under the accounts receivable have been or will be legally recognized as true and certain in amounts in accordance with the relevant laws and regulations, accounting standards and the internal accounting system of Party A. All or any part of the accounts receivable has not any defect, and any part is free from any security or fiduciary interest held by any third party, or has not been assigned to any third party. Nor will Party A create such an interest or reassign any part of the accounts receivable to any third party after the Assignment Date.

(5) Party A will fully perform all obligations and responsibilities under the Contract, such as notifying the Debtor, and will execute all of its warranties, promises, obligations and responsibilities under the commercial contract in strict accordance with provisions of relevant laws and regulations and the commercial contract, so that the Debtor is not entitled to raise any defense, counter-claims or set-offs against any part of the accounts receivable assigned by Party B.

(6) As of the Assignment Date (including the date), the Debtor is not in default of any payment due under the commercial contract and is not in breach of the commercial contract.

(7) As of the Assignment Date (including the date) and until all rights in the accounts receivable assigned by Party B are fully realized, the Debtor shall not have any claim against Party A which is prior to or at the same time as the accounts receivable and which will be capable of being set off against the accounts receivable at the date of the assignment and in anticipation thereof.

(8) After Party A applies to Party B for factoring financing, Party A may not vary, terminate, extend or waive any contents of the Commercial Contract with the Debtor without the written consent from Party B.

(9) When discovers any change in the Debtor’s legal representative/principal, shareholders, business status, address or creditworthiness and so on, Party A shall immediately notify Party B.

(10) During the follow-up period after the assignment, Party A shall not merge, transfer or cancel the special account for payment collection, except at the written request of Party B or with the prior written consent of Party B.

(11) During the follow-up period after the assignment, Party A shall transmit or notify Party B of any documents and materials related to the assigned accounts receivable received by the Debtor and the Debtor’s violation of the business contract learned by Party A within one working day from the date of receipt or learning.

(12) Party A shall cooperate with Party B to inquire about the Creditor’s rights to be assigned and go through the assignment registration in the “Publicity System for Pledge Registration of Accounts Receivable of the People’s Bank of China” in accordance with the relevant requirements in the Operating Rules for Pledge Registration of Accounts Receivable by Credit Reference Center, the People’s Bank of China.

(13) Party A shall, at the request of Party B, provide Party B with documents that truly reflect the business and financial situation of Party A and the Debtor as well as the performance of the commercial contract at any time. In case of any circumstances that may affect the financial status and performance ability of Party A and the Debtor, including but not limited to any changes in business modes such as separation, merger, joint venture, joint investment with foreign investors, cooperation, contracted operation, reorganization, restructuring, and planned listing; reduction of registered capital, major asset or equity transfer, undertaking major liabilities, dissolution, revocation, application for bankruptcy, acceptance of bankruptcy application, declaration of bankruptcy, revocation or withdrawal of permission or licenses required for its legal existence and/or operation, and involved in major litigation or arbitration cases, Party A shall notify Party B within one working day from the date of receipt or learning of such event.

(14) If Party A is a related party of the Debtor, Party A has made a comprehensive and accurate disclosure to Party B.

(15) Party B is entitled to request Party A to assign all its accounts receivable for a specific Debtor to Party B.

(16) Party A warranties to pay Party B the factoring financing principal, interest and other payables on the factoring financing maturity date, and actively assist Party B to collect from the Debtor as agreed in the Contract.

(17) Party A warranties to pay Party B the payment service fee in full and on time in accordance with the Contract.

Chapter VII Liability for Breach of Contract

Article 30 In case of any of the following circumstances, Party A shall constitute or be deemed to be in breach of the Contract:

(1) Violation of any representation or warranties made by it under the Contract and its annexes, or any representation or warranty made by it under the contract and its annexes is proved to be untrue, inaccurate, incomplete, illegal, and misleading;

(2) Defects in the authenticity, legality, completeness and validity of the materials provided to Party B;

(3) Party A fails to pay the principal and interest of financing, factoring expenses or other amounts payable by Party A according to the agreement in the Contract and its annexes;

(4) During the validity period of the Contract, Party A clearly indicates to Party B that it will not perform the Contract without justifiable reasons, or Party B has conclusive evidence that Party A will not perform or cannot perform the contract when the performance period of the Contract comes;

(5) The Debtor fails to pay directly to the special collection account or the collection account agreed by both parties, but pays to other settlement accounts of Party A or pays to Party A by other payment and settlement instruments, and Party A fails to inform Party B in time or transfer to Party B as required;

(6) Party A fails to notify Party B in time (within three days after the occurrence of the dispute) after is informed of the occurrence of the commercial dispute;

(7) Party A terminates its business or applies for bankruptcy, accepts the bankruptcy application, is declared bankrupt, liquidated, dissolved, appoints an administrator or other similar procedures;

(8) Where Party B provides factoring financing or bad debt guarantee services, Party A defaults under other agreements with Party B;

(9) Party A fails to perform its obligations under the Contract and its annexes, fails to comply with the agreement in performing its obligations under the Contract and its annexes, or commits any violation of other clauses under this Contract and its annexes;

(10) Without Party B’s written consent, Party A disposes of (including but not limited to transfer to a third party, or waiving of rights, donation, pledge/trust setting) the receivables transferred in any form;

(11) Without Party B’s written consent, Party A revokes or changes the special factoring collection account agreed under the Contract, or the Buyer is required or allowed to pay off the transferred accounts receivable in any other form;

(12) Party A fails to assign the payment of transferred accounts receivable to Party B as agreed in the Contract;

(13) Party A fails to fulfill the payment obligations under the reassignment section as contemplated in the Contract;

(14) Party A fails to abide by the obligations under other contracts signed with Party B or Party B’s affiliated enterprises, leading to major default.

In case of the above default of Party A, Party B is entitled to take one or more of the following remedies:

(1) Send a notice of default to Party A, requiring it to correct the breach within a time limit and continue to perform the Contract;

(2) Require Party A to bear the liability for breach of contract and compensate all losses suffered by Party B;

(3) Exercise all the right of recourse against Party A in respect of accounts receivable assigned by Party B;

(4) Terminate the Contract and require Party A to compensate Party B for all losses suffered for this reason;

(5) Party A hereby irrevocably authorizes Party B to deduct relevant funds directly from the account opened by Party A in financial institutions at any time, and continue to recover from Party A for the insufficient deduction;

(6) Stop the use of the credit line of the specific Debtor approved by Party A, recover the financing in advance, and take necessary asset preservation measures;

(7) Require Party A to pay damages to Party B according to 30% of the factoring financing actually paid by Party B;

(8) Offset Party B’s debt to Party A against all arrears due from party A to party B;

(9) Provide Party A’s default information to the credit reference center, the credit reference agency, industry authorities, industry associations and the public;

(10) Require Party A to compensate all economic losses caused to Party B and the expenses incurred in recourse to Creditor’s rights and subordinate rights (including the expenses for interpellation, lawsuit, arbitration, property preservation, announcement, counsel and compulsory execution);

(11) Apply to the JDH platform to take measures for Party B’s receipts on the JDH platform, such as freezing, automatic sign-off and order financing (with an order financing interest of no less than 7.2%/year), and all the proceeds from the order financing will be used to pay off the debts of the Party A under the Contract. Party A shall cooperate in strict accordance with the Service Agreement and the rules and guidelines of the JDH platform.

(12) Other relief measures stipulated by laws and regulations or the Contract.

Except as otherwise stipulated in the Contract, all expenses incurred by one party to safeguard its legitimate rights and interests infringed by the other Party’s breach of contract (including but not limited to the paid expenses, attorney fees and travel expenses during the litigation or arbitration proceedings) shall be borne and compensated by the breaching party.

Article 31 If Party A fails to pay its factoring expenses under the Contract, the expenses incurred by Party for realizing the principal Creditor’s rights and guarantee rights in full and on tme, Party A shall pay liquidated damages to Party B according to 5/10000 of the total unpaid amount payable for each day of delay.

Chapter VIII Applicable Laws and Dispute Resolution

Article 32 The Contract is governed by the laws of the People’s Republic of China (for the purpose of the Contract, the laws of Hong Kong, Macao and Taiwan excluded).

Article 33 Any dispute arising from or in connection with the Contract shall be settled by both parties through negotiation. If negotiation fails, both parties agree to bring a lawsuit to the People’s court where Party B resides.

Chapter IX Others

Article 34 All obligations of Party A under the Contract are continuous and have complete binding force on its successors, receivers, assignees and their merged, reorganized and renamed subjects.

Article 35 Party B’s rights under the Contract are cumulative and will not affect and exclude any of Party B’s rights against Party A in accordance with laws and other contracts. Unless Party B gives a written indication, Party B’s failure to exercise any of its rights, partial exercise and/or delayed exercise of its rights will not cause the waiver or partial waiver of such rights, and will not affect, prevent or hinder Party B’s continued exercise of such rights or the exercise of any other right.

Article 36 After the Contract goes into effect, unless otherwise agreed in the Contract, no party is allowed to change or dissolve the Contract without authorization; when necessary for change or dissolution of the Contract, both parties shall reach a written agreement upon consultation.

Article 37 In case that any clause or any part of the clause under the Contract is deemed to be invalid, the invalid clause or part shall not influence the validity of the Contract and other clauses or other parts of the clause under the Contract.

Article 38 After Party A and Party B settle all the credit and debt under the Contract, the validity of the Contract shall be terminated, and the Contract may be postponed or re-signed after consultation between both parties.

Article 39 Other agreed matters: After the endorsement of the bill under this factoring business is assigned to Party B, Party B is entitled to exercise its rights to all the Debtor of the bill according to law and recovers the funds, and to assert factoring claims in other ways agreed in the Contract until all principal, interest and other expenses have been settled. In case of conflict between the article and other articles, the article shall prevail.

Article 40 The payments obtained by Party B under the Contract shall be paid off in the following order: (1) the expenses for realizing the principal Creditor’s rights and security interests (including the expenses for interpellation, lawsuit, arbitration, property preservation, announcement, counsel and compulsory execution); (2) liquidated damages; (3) factoring expenses; (4) compound interest; (5) penalty interest; (6) interest; (7) principal. Party B is entitled to adjust the above-mentioned offset sequence as required.

Article 41 Both Party A and Party B may formulate supplementary agreements on the basis of equal consultation.

Article 42 Party B has taken appropriate methods to remind Party A of the exceptions and restrictions under the Contract and given full explanations to relevant clauses in accordance with the requirement of Party A; both Party A and Party B have no objections regarding all clauses in the Contract.

Article 43 The Contract and its related annexes are signed through the JDH platform, and shall come into force as of the date when both parties affix their electronic signatures.

Party A: United Time Technology Co., Ltd. (Electronic Seal Affixed)

Party B: TCL Commercial Factoring (Shenzhen) Co., Ltd. (Electronic Seal Affixed)

Application for Factoring Financing

No.: [QT20201225000068744]

To: TCL Commercial Factoring (Shenzhen) Co., Ltd.

Pursuant to the Domestic Factoring Contract with Recourse (No.: QT20201118000264181) signed by both parties on [November 18, 2020], (hereinafter referred to as “Factoring Contract”), we intend to transfer all accounts receivable (the latest maturity date of the accounts receivable is [June 23, 2021]) occurred under the Basic Transaction Contract signed with debtors in the following forms within the factoring financing limit approved by your company for our company and apply to your company for the factoring financing advance payment of RMB [2000000.00] for a period of [180] days, and agree to pay your company the factoring financing advance payment usage fee by the factoring financing advance payment usage rate of [8.00%/year]. This application constitutes the basic agreement for this factoring financing business together with the Domestic Factoring Contract with Recourse.

Article 1 Transferred Accounts Receivable and Factoring Financing of Accounts Receivable

Serial No.	Title of Basic Transaction Contract	Base Transaction Contract No.	Name of Debtor	Period of accounts receivable
1	Tiger L5 Copy Mold Manufacturing Notification Letter	OD-18-BMD-TN-13-A0	Huizhou TCL Mobile Communication Co. Ltd.	From November 17, 2019 to November 17, 2022
2	Tiger A Mold Upgrading Notification Letter	OD-18-BMD-TN-04-A0	Huizhou TCL Mobile Communication Co. Ltd.	From November 17, 2019 to November 17, 2022
3	Notification Letter of Winning the Bid for Product Scheme	OD-19-BMD-FN-04-A0	Huizhou TCL Mobile Communication Co. Ltd.	From November 17, 2019 to November 17, 2022
4	Notification Letter of Winning the Bid for Product Scheme	OD-19-BMD-FN-06-A0	Huizhou TCL Mobile Communication Co. Ltd.	From November 17, 2019 to November 17, 2022
5
6
7
8
9
10

Article 2 Release of Factoring Financing Funds

1. Your company will remit the factoring financing funds to the following account designated by us:

Account name: United Time Technology Co., Ltd.

Account No.: 000263231318

Bank of deposit: Longhua Branch of Shenzhen Rural Commercial Bank

2. The factoring financing funds under the Contract are used as working capital. We shall not put such factoring financing funds to other uses without your written consent.

Article 3 Representations and Commitments

1. Our company is a business entity or other organization registered in accordance with the laws of the People’s Republic of China, and has all necessary civil-law capacities to conduct business operations, and has been fully and legally authorized to sign and perform the Contract.

2. We guarantee that the accounts receivable under the factoring financing business are collected through real transactions, which is legal and good faith.

3. We promise to submit the required financing application according to your requirements, and take full responsibilities for its accuracy, authenticity and validity.

4. We voluntarily use the accounts receivable under the Contract to raise funds from your company. Once the funds are raised, your company will have all the rights related to this payment receipt.

Article 4 Factoring Financing Application to Take Effect

1. Once confirmed and approved by the Factoring Provider, this application has legal effect on both parties.

2. Matters not covered in this application shall be governed by the Factoring Contract if they have been agreed upon in the Factoring Contract. Otherwise, both parties shall sign a supplementary agreement through negotiation, and the supplementary agreement has the same legal effect as the Contract.

3. This application and its modification or supplement are made in electronic text format through JDH platform. Such documents may be made in one or multiple copies, each of which has the same legal effect, and shall be saved on the special server set by JDH platform for future reference. Both parties acknowledge the validity of this form.

4. Note: The platform has the ultimate right to interpret its operating rules. Before the rollout of new system of JDH platform, if receipts issued on the platform has not expired, related operations such as invoicing, transfer and financing will be executed according to the agreements signed by all parties on the original system. However, the receipts issued after the rollout of new system of JDH platform and all related operations, and those operations originating from the receipts issued before the rollout of new system of JDH platform but occurs after the rollout of the new system should be implemented in accordance with the relevant agreements on the new system.

Party A: United Time Technology Co., Ltd. (Electronic Seal Affixed)

Party B: TCL Commercial Factoring (Shenzhen) Co., Ltd. (Electronic Seal Affixed)